Exhibit 99.1

PAMRAPO BANCORP, INC. ANNOUNCES THE RETIREMENT OF

ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF INTERIM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

BAYONNE, N.J., February 13, 2009 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) today announced that William J. Campbell has retired as President, Chief Executive Officer and director of the Company and its wholly-owned subsidiary, Pamrapo Savings Bank, S.L.A., effective today. Mr. Campbell has been with the Bank for over 40 years and has served as President and Chief Executive Officer since 1970. In retiring Mr. Campbell stated: “When I began with Pamrapo, we were a small community bank. Pamrapo has grown over the years into a significant financial institution with branches throughout Bayonne and beyond, and I am proud to have provided the leadership for that growth.”

The Company also announced today the appointment of Kenneth D. Walter, the current Vice President, Treasurer and Chief Financial Officer, as Interim President and Chief Executive Officer of the Company and the Bank effective immediately. This action is subject to regulatory approval. The Company’s board of directors has established a search committee that is in the process of seeking a permanent candidate to fill the position.

Pamrapo Savings Bank, S.L.A. continues to be well-capitalized as of December 31, 2008 with a total capital ratio of 15.25% and a core capital ratio of 9.14% as compared to the minimum regulatory requirement of 8% and 4%, respectively.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates eleven branch offices in Bayonne, Jersey City, Fort Lee, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600